EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated February 25, 2005, in the Registration Statement on Form S-4 and related Prospectus of Safety Products Holdings, Inc. dated December 15, 2005.

/s/ Ernst & Young LLP
Chicago, Illinois
December 12, 2005